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                     Pomeroy Computer Resources, Inc.
              Exhibit 11 - Computation of Earnings Per Share
                (in thousands, except per share amounts)

                                                   Fiscal  Years
                                              -------------------------
                                               1997     1998     1999
                                              -------  -------  -------
BASIC
Weighted average common shares
outstanding                                    11,052   11,466   11,728
                                              =======  =======  =======

Net income                                    $16,313  $20,159  $24,882
                                              =======  =======  =======

Net income per common share                   $  1.48  $  1.76  $  2.12
                                              =======  =======  =======

DILUTED
Weighted average common shares
outstanding                                    11,052   11,466   11,728

Dilutive effect of stock options outstanding
during the period                                 315      285       87

Total common and common equivalent
                                              -------  -------  -------
shares                                         11,367   11,751   11,815
                                              =======  =======  =======

Net income                                    $16,313  $20,159  $24,882
                                              =======  =======  =======

Net income per common share                   $  1.44  $  1.72  $  2.11
                                              =======  =======  =======


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